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EXHIBIT 99B.4

CONSOLIDATED STATEMENTS OF                            U S WEST, Inc.
CASH FLOWS (UNAUDITED)
                                                      Quarter Ended
                                                        March 31,
In millions                                           1995     1994
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
OPERATING ACTIVITIES
Net income                                            $330     $324
Adjustments to net income:
 Depreciation and amortization                         560      503
 Gains on sales of rural
  telephone exchanges                                  (63)     (24)
 Equity losses in unconsolidated ventures               57       35
 Deferred income taxes and amortization
  of investment tax credits                             20       75
 Changes in operating assets and liabilities:
  Restructuring payments                               (82)     (22)
  Accounts and notes receivable                         32       26
  Inventories, supplies and other                      (43)     (59)
  Accounts payable and accrued liabilities            (103)     (35)
 Other - net                                          (167)     (66)
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 Cash provided by operating activities                 541      757
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (617)    (654)
 Investment in international ventures                 (182)     (70)
 Proceeds from disposals of property, plant
  and equipment                                         92       18
 Cash (to) from net investment in assets held
   for sale                                            (60)       -
 Other - net                                           (63)      (6)
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 Cash (used) for investing activities                 (830)    (712)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                     678      335
 Proceeds from issuance of long-term debt               -       182
 Repayments of long-term debt                         (168)    (116)
 Dividends paid on common stock                       (230)    (223)
 Proceeds from issuance of common stock                 11      256
 Purchase of treasury stock                            (63)      -
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Cash provided by financing activities                  228      434
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Cash (used for) provided by continuing operations      (61)     479
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Cash (to) from discontinued operations                  -      (161)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                   (61)     318
 Beginning balance                                     209      128
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 Ending balance                                       $148     $446
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
<F1>
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

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